EXHIBIT 14


                          SUTTER HOLDING COMPANY, INC.

                   CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER,
              CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER

A. SCOPE.

            This Code of Ethics has been adopted by the Board of Directors of Sutter Holding Company Inc. (the "Company"), and is applicable to the Company's Chief Executive Officer, Chief Financial Officer and to the Chief Accounting Officer, or persons acting in such capacity, (collectively the "Covered Officers"). Unless and until the board of directors forms a separate audit committee, under the Securities and Exchange Commission's interpretation of its disclosure rules, the Company's full board of directors functions as the de facto audit committee for the Company with respect to all procedural and disclosure requirements applicable to audit committees under Securities and Exchange Commission rules. The Company's Board of Directors, and in particular those members of the Board of Directors who are disinterested, shall have oversight responsibility over the Company's officers for purposes of this Code of Ethics. In each case in which this Code of Ethics refers to the "disinterested members" of the Company's Board of Directors, the term disinterested means, solely for the purposes of this Code of Ethics, those members of the Board who are not directly involved in the transaction, event or conflict giving rise to a reporting requirement, violation or other matter subject to the enforcement obligations of the Board under this Code of Ethics.

B. PURPOSE.

            The Company is proud of the values with which it and its subsidiaries conduct business. It has and will continue to uphold the highest levels of business ethics and personal integrity in all types of transactions and interactions. To this end, this Code of Ethics serves to (1) emphasize the Company's commitment to ethics and compliance with the law; (2) set forth basic standards of ethical and legal behavior; (3) provide reporting mechanisms for known or suspected ethical or legal violations; and (4) help prevent and detect wrongdoing.

            Given the variety and complexity of ethical questions that may arise in the course of business of the Company and its subsidiaries, this Code of Ethics serves only as a rough guide. Confronted with ethically ambiguous situations, the Covered Officers should remember the Company's commitment to the highest ethical standards and seek independent advice, where necessary, to ensure that all actions they take on behalf of the Company and its subsidiaries honor this commitment.


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C. ETHICS STANDARDS.

1. Honest and Ethical Conduct.

            The Covered Officers shall behave honestly and ethically at all times and with all people. They shall act in good faith, with due care, and shall engage only in fair and open competition, by treating ethically competitors, suppliers, customers, and colleagues. They shall not misrepresent facts or engage in illegal, unethical, or anti-competitive practices for personal or professional gain.

            This fundamental standard of honest and ethical conduct extends to the handling of conflicts of interest. The Covered Officers shall avoid any actual, potential, or apparent conflicts of interest with the Company and its subsidiaries and any personal activities, investments, or associations that might give rise to such conflicts. They shall not compete with or use the Company or any of its subsidiaries for personal gain, self-deal, or take advantage of corporate opportunities. They shall act on behalf of the Company and its subsidiaries free from improper influence or the appearance of improper influence on their judgment or performance of duties. A Covered Officer shall disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict to the disinterested members of the Board of Directors of the Company. No action may be taken with respect to such transaction or party unless and until the disinterested members of the Board have approved such action.

2. Timely and Truthful Disclosure.

            In reports and documents filed with or submitted to the Securities and Exchange Commission and other regulators by the Company or its subsidiaries, and in other public communications made by the Company or its subsidiaries, the Covered Officers shall endeavor to make disclosures that are full, fair, accurate, timely, and understandable. The Covered Officers shall provide thorough and accurate financial and accounting data for inclusion in such disclosures. The Covered Officers shall not knowingly conceal or falsify information, misrepresent material facts, or omit material facts necessary to avoid misleading the Company's or any of its subsidiaries' independent public auditors or investors.

3. Legal Compliance.

            In conducting the business of the Company and its subsidiaries, the Covered Officers shall comply with applicable governmental laws, rules, and regulations at all levels of government in the United States and in any non-U.S. jurisdiction in which the Company or any of its subsidiaries does business, as well as applicable rules and regulations of self-regulatory organizations of which the Company or any of its subsidiaries is a member. If the Covered Officer is unsure whether a particular action would violate an applicable law, rule, or regulation, the Covered Officer should seek the advice of counsel (if available) before undertaking it.


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D. VIOLATIONS OF ETHICAL STANDARDS.

1. Reporting Known or Suspected Violations.

            The Covered Officers will promptly bring to the attention of the disinterested members of the Company's Board of Directors any information concerning a material violation of any of the laws, rules or regulations applicable to the Company and the operation of its businesses, by the Company or any agent thereof, or of violation of the Code of Ethics. Reports of violations will be investigated by the Company's counsel under the supervision of the disinterested members of the Board of Directors and the findings communicated to the Board.

2. Accountability for Violations.

            If the Company's Board determines that this Code of Ethics has been violated, either directly, by failure to report a violation, or by withholding information related to a violation, it may discipline the offending Covered Officer for non-compliance with penalties up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending Covered Officer and the Company or its subsidiaries.


















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